Exhibit 99.2

CSX Corp. Announces Second Quarter EPS of $0.54

JACKSONVILLE, Fla. – July 20, 2022 – CSX Corp. (NASDAQ: CSX) today announced second quarter 2022 net earnings of $1,178 million, or $0.54 per share, compared to $1,173 million, or $0.52 per share in the same period last year. Second quarter 2022 operating income was $1.70 billion compared to $1.69 billion in the prior year period.

“I am very proud of CSX’s entire team of employees, which now includes Pan Am railroaders, for their hard work and dedication over this quarter,” said James M. Foote, president and chief executive officer. “Though volatile commodity prices and persistent inflation have added uncertainty to the economy, our efforts remain focused on adding the resources needed to deliver improvements in our network performance, lift customer satisfaction and develop new rail service solutions to drive meaningful growth over the long term.”

Second Quarter Financial Highlights
•Revenue reached $3.82 billion for the quarter, increasing 28% year-over-year, due to higher revenue in nearly all markets driven by pricing gains, fuel surcharge, and the addition of Quality Carriers.
•Operating income of $1.70 billion increased 1% compared to the prior year. Operating ratio increased to 55.4%, including the effects of lower real estate gains, the acquisition of Quality Carriers and higher fuel prices.
•Diluted EPS of $0.54 increased 4% from $0.52 for the second quarter of 2021.
•Second quarter results included $18 million of expense related to the acquisition of Pan Am Railways and a $122 million gain ($0.04/share after-tax) from property sales recognized from the 2021 agreement with the Commonwealth of Virginia. Second quarter 2021 results included a $349 million gain ($0.12/share after-tax) from the same agreement.

CSX executives will conduct a conference call with the investment community this afternoon, July 20, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.
In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Six Months Ended
	Jun. 30, 2022 (a)	Jun. 30, 2021	$ Change	% Change	Jun. 30, 2022 (a)	Jun. 30, 2021	$ Change	% Change

Revenue	$3,815	$2,990	$825	28%	$7,228	$5,803	$1,425	25%
Expense
Labor and Fringe	684	596	(88)	(15)	1,376	1,216	(160)	(13)
Purchased Services and Other	647	441	(206)	(47)	1,322	913	(409)	(45)
Fuel	446	194	(252)	(130)	777	384	(393)	(102)
Depreciation and Amortization	369	348	(21)	(6)	729	693	(36)	(5)
Equipment and Other Rents	95	87	(8)	(9)	195	175	(20)	(11)
Gains on Property Dispositions (b)	(129)	(367)	(238)	(65)	(156)	(370)	(214)	(58)
Total Expense	2,112	1,299	(813)	(63)	4,243	3,011	(1,232)	(41)

Operating Income	1,703	1,691	12	1	2,985	2,792	193	7

Interest Expense	(171)	(181)	10	6	(350)	(365)	15	4
Other Income - Net	26	20	6	30	52	40	12	30
Earnings Before Income Taxes	1,558	1,530	28	2	2,687	2,467	220	9

Income Tax Expense (c)	(380)	(357)	(23)	(6)	(650)	(588)	(62)	(11)
Net Earnings	$1,178	$1,173	$5	—%	$2,037	$1,879	$158	8%

Operating Ratio	55.4%	43.4%			58.7%	51.9%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.54	$0.52	$0.02	4%	$0.94	$0.82	$0.12	15%

Average Shares Outstanding, Assuming Dilution (Millions)	2,163	2,275			2,178	2,281

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Jun. 30, 2022	Dec. 31, 2021
ASSETS

Cash and Cash Equivalents	$724	$2,239
Short-Term Investments	88	77
Other Current Assets	1,972	1,557
Properties - Net	33,644	33,015
Investment in Affiliates and Other Companies	2,252	2,099
Other Long-Term Assets	1,686	1,544
Total Assets	$40,366	$40,531

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$236	$181
Other Current Liabilities	2,157	2,052
Long-Term Debt	15,974	16,185
Deferred Income Taxes - Net	7,592	7,383
Other Long-Term Liabilities	1,266	1,230
Total Liabilities	27,225	27,031

Total Shareholders' Equity	13,141	13,500
Total Liabilities and Shareholders' Equity	$40,366	$40,531

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Six Months Ended
	Jun. 30, 2022 (a)	Jun. 30, 2021
OPERATING ACTIVITIES
Net Earnings	$2,037	$1,879
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	729	693
Deferred Income Tax Expense	106	66
Gains on Property Dispositions (b)	(156)	(370)
Other Operating Activities - Net	(186)	131
Net Cash Provided by Operating Activities	2,530	2,399

INVESTING ACTIVITIES
Property Additions	(811)	(754)
Purchases of Short-Term Investments	(19)	—
Proceeds from Sales of Short-Term Investments	9	1
Proceeds and Advances from Property Dispositions (b)	29	227
Business Acquisitions, Net of Cash Acquired (a)	(208)	—
Other Investing Activities	(19)	(1)
Net Cash Used in Investing Activities	(1,019)	(527)

FINANCING ACTIVITIES
Long-term Debt Repaid	(93)	(360)
Dividends Paid	(433)	(425)
Shares Repurchased (d)	(2,515)	(1,252)
Other Financing Activities	15	22
Net Cash Used in Financing Activities	(3,026)	(2,015)

Net Decrease in Cash and Cash Equivalents	(1,515)	(143)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	2,239	3,129
Cash and Cash Equivalents at End of Period	$724	$2,986

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Pan Am Systems, Inc.: On June 1, 2022, CSX completed its acquisition of Pan Am Systems, Inc. (“Pan Am”) which is the parent company of Pan Am Railways, Inc. who jointly owns Pan Am Southern, LLC with a subsidiary of Norfolk Southern Corporation. The closing price of $601 million was funded through a combination of stock valued at $422 million and cash totaling $179 million, subject to certain customary purchase price adjustments. Total cash consideration includes a $30 million deposit paid in fourth quarter 2020. The acquisition of Pan Am's rail network and joint interest in the Pan Am Southern system expands CSX’s reach in the Northeastern United States. The results of Pan Am's operations and its cash flows were consolidated prospectively beginning June 1, 2022, and are included in the information presented herein unless otherwise noted.

Acquisition of Quality Carriers, Inc.: On July 1, 2021, the Company completed its acquisition of Quality Carriers, Inc., the largest provider of bulk liquid chemicals transportation in North America. The results of Quality Carriers' operations and its cash flows have been consolidated prospectively.

b)Sale of Property Rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases for a total of $525 million. In April 2021, upon closing of the first phase of the agreement, the Company collected $200 million in proceeds and recognized a $349 million gain. In fourth quarter 2021, the Company collected additional proceeds of $200 million, a portion of which was attributable to the first phase with the remainder attributable to the second phase. The second phase closed on January 10, 2022, resulting in a $20 million gain in first quarter 2022. During June 2022, the final $125 million of proceeds was approved by the Commonwealth which resulted in a $122 million gain in second quarter 2022 related to property rights previously conveyed. These proceeds are expected to be collected during fourth quarter 2022 upon closing of the third phase.

c)Income Tax Expense: During second quarter 2021, the Company recognized $19 million in tax benefits primarily due to a favorable state legislative change.

d)Shares Repurchased: During second quarters and six months 2022 and 2021, the Company engaged in the following repurchase activities:

	Quarters Ended		Six Months Ended
	Jun. 30, 2022	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021
Shares Repurchased (Millions)	47	22	76	40
Cost of Shares (Dollars in millions)	$1,499	$701	$2,515	$1,252
Average Cost per Share Repurchased	$32.22	$32.32	$33.15	$31.23

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2022 and June 30, 2021

	Volume			Revenue			Revenue Per Unit
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Chemicals	165	167	(1)%	$666	606	10%	$4,036	$3,629	11%
Agricultural and Food Products	120	117	3	412	370	11	3,433	3,162	9
Minerals	90	87	3	170	152	12	1,889	1,747	8
Automotive	85	77	10	268	216	24	3,153	2,805	12
Forest Products	74	75	(1)	251	233	8	3,392	3,107	9
Metals and Equipment	69	71	(3)	216	204	6	3,130	2,873	9
Fertilizers	54	62	(13)	118	122	(3)	2,185	1,968	11
Total Merchandise	657	656	—	2,101	1,903	10	3,198	2,901	10
Intermodal	759	752	1	602	511	18	793	680	17
Coal	178	183	(3)	651	423	54	3,657	2,311	58
Trucking (a)	—	—	—	259	—	NM	—	—	—
Other	—	—	—	202	153	32	—	—	—
Total	1,594	1,591	—%	$3,815	$2,990	28%	$2,393	$1,879	27%

Six Months Ended June 30, 2022 and June 30, 2021

	Volume			Revenue			Revenue Per Unit
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Chemicals	326	330	(1)%	$1,284	1,186	8%	$3,939	$3,594	10%
Agricultural and Food Products	238	233	2	799	719	11	3,357	3,086	9
Automotive	163	164	(1)	495	452	10	3,037	2,756	10
Minerals	162	154	5	314	277	13	1,938	1,799	8
Forest Products	144	148	(3)	479	453	6	3,326	3,061	9
Metals and Equipment	135	139	(3)	413	390	6	3,059	2,806	9
Fertilizers	110	119	(8)	238	244	(2)	2,164	2,050	6
Total Merchandise	1,278	1,287	(1)	4,022	3,721	8	3,147	2,891	9
Intermodal	1,481	1,478	—	1,129	979	15	762	662	15
Coal	333	355	(6)	1,184	807	47	3,556	2,273	56
Trucking (a)	—	—	—	489	—	NM	—	—	—
Other	—	—	—	404	296	36	—	—	—
Total	3,092	3,120	(1)%	$7,228	$5,803	25%	$2,338	$1,860	26%
NM - not meaningful

(a) Effective third quarter 2021, Trucking revenue is comprised of revenue from the operations of Quality Carriers, which was acquired by CSX effective July 1, 2021.

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 28% in second quarter 2022 when compared to second quarter 2021 primarily due to: the inclusion of Quality Carriers' results, higher fuel recovery, pricing gains that include the benefit of higher export coal benchmark rates, and increases in other revenue.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended		Six Months Ended
(Dollars in millions)	Jun. 30, 2022	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021
Fuel Surcharge Revenue (a)	$395	$161	$635	$260
Fuel Lag (Unfavorable)	$(56)	$(13)	$(101)	$(39)
(a) Fuel surcharge revenue does not include amounts for trucking.

Merchandise Volume
Chemicals - Decreased due to lower shipments of crude oil and other energy-related commodities, partially offset by higher shipments of core chemicals.
Agricultural and Food Products - Increased as a result of higher shipments of ethanol and grain.
Minerals - Increased as a result of higher shipments of aggregates and salt.
Automotive - Increased due to higher North American vehicle production as semiconductor availability has improved.
Forest Products - Decreased primarily due to lower shipments of building products.
Metals and Equipment - Decreased primarily due to lower steel shipments, partially offset by higher scrap and equipment shipments.
Fertilizers - Decreased due to declines in short-haul and long-haul phosphate shipments.

Intermodal Volume
Increased international shipments were partially offset by lower domestic shipments due to continued supply-side constraints.

Coal Volume
Export coal decreased due to lower shipments of thermal coal, partially driven by reduced capacity at Curtis Bay coal pier due to the continued outage at a portion of the facility. Domestic coal increased due to higher steel and industrial shipments, partially offset by lower shipments of utility coal including the impacts of limited coal availability during mine disruptions.

	Quarters Ended			Six Months Ended
(Millions of tons)	Jun. 30, 2022	Jun. 30, 2021	Change	Jun. 30, 2022	Jun. 30, 2021	Change
Coal Tonnage
Domestic	11.6	11.5	1%	21.4	22.8	(6)%
Export	8.4	9.0	(7)	15.9	16.9	(6)
Total Coal	20.0	20.5	(2)%	37.3	39.7	(6)%

Trucking Revenue
Trucking revenue increased $259 million versus prior year due to the inclusion of Quality Carriers' results.

Other Revenue
Other revenue increased $49 million versus prior year primarily due to increases in revenue for intermodal storage and equipment usage.

CSX Corporation
EXPENSE
Expenses of $2.1 billion increased $813 million, or 63%, in second quarter 2022 when compared to second quarter 2021.
Labor and Fringe expense increased $88 million due to the following:
•The inclusion of Quality Carriers' operations resulted in increased costs of $40 million.
•Expenses related to hiring and retention programs increased $14 million.
•Incentive compensation decreased $11 million primarily due to higher adjustments for expected payouts in the prior year.
•Inflation and other costs increased $45 million, including $7 million of current year Pan Am acquisition-related costs.
Purchased Services and Other expense increased $206 million due to the following:
•The inclusion of Quality Carriers' operations drove $141 million of additional costs.
•Operating support costs were $42 million higher primarily as a result of inflation, a larger active locomotive fleet and increased intermodal terminal costs.
•Other costs increased $23 million due to current year Pan Am acquisition-related costs of $11 million and other non-significant items.
Fuel increased $252 million primarily resulting from a 92% increase in locomotive fuel prices, the inclusion of non-locomotive fuel used for trucking in the current year and a prior year $18 million benefit related to a state fuel tax matter.
Depreciation and Amortization expense increased $21 million primarily due to a larger asset base, which includes Quality Carriers' assets.
Equipment and Other Rents expense was $8 million higher primarily due to the addition of Quality Carriers' costs.
Gains on Property Dispositions decreased $238 million in the current year primarily due to lower gains recognized related to the sale of property rights as part of the multi-phase agreement with the Commonwealth of Virginia.

Employee Counts (Estimated)

	Quarters Ended			Six Months Ended
	Jun. 30, 2022	Jun. 30, 2021 (b)	Change	Jun. 30, 2022	Jun. 30, 2021	Change
Average	21,270	19,077	2,193	21,055	19,110	1,945
Ending (a)	21,712	19,126	2,586	21,712	19,126	2,586

(a) Ending employee count as of June 30, 2022 includes 1,621 Quality Carriers employees. Average employee count for second quarter 2022 and ending employee count as of June 30, 2022 includes 220 and 659 employees, respectively, added due to the acquisition of Pan Am.
(b) Effective first quarter 2022, counts no longer include union employees that have been unavailable to work for more than three months. Prior period data has been reclassified to conform to current presentation.

Fuel Expense

	Quarters Ended		Six Months Ended
(Dollars and gallons in millions, except price per gallon)	Jun. 30, 2022	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021
Estimated Locomotive Fuel Consumption (Gallons)	92.0	92.1	184.5	183.9
Price per Gallon (Dollars)	$4.08	$2.12	$3.53	$2.00
Total Locomotive Fuel Expense	$375	$195	$651	$368
Non-Locomotive Fuel Expense (a)	71	(1)	126	16
Total Fuel Expense	$446	$194	$777	$384
(a) Non-locomotive fuel expense for the three and six months ended June 30, 2022, includes costs of $42 million and $70 million, respectively, related to Quality Carriers' operations. Expense for the quarter and six months ended June 30, 2021, includes an $18 million benefit related to a state fuel tax matter.

CSX Corporation
OPERATING STATISTICS (Estimated)
In second quarter 2022, velocity decreased by 15% and dwell increased by 12% versus prior year. Carload trip plan performance decreased by 14% while intermodal trip plan performance improved by 1%. The Company expects operating metrics to improve commensurate with hiring and training, and remains focused on executing the operating plan to deliver safe, reliable and efficient service to customers.

The personal injury frequency index of 1.07 increased 2% versus the prior year. The FRA train accident rate of 2.96 increased 29% year over year. Safety remains a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Six Months Ended
	Jun. 30, 2022	Jun. 30, 2021	Improvement / (Deterioration)	Jun. 30, 2022	Jun. 30, 2021	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	15.3	17.9	(15)%	15.6	18.4	(15)%
Dwell (Hours) (a)	11.8	10.5	(12)%	11.5	10.6	(8)%
Cars Online (a)	140,967	131,000	(8)%	139,724	129,984	(7)%
On-Time Originations (a)	62%	78%	(21)%	63%	79%	(20)%
On-Time Arrivals (a)	50%	67%	(25)%	53%	68%	(22)%
Carload Trip Plan Performance (a)	59%	69%	(14)%	61%	68%	(10)%
Intermodal Trip Plan Performance (a)	90%	89%	1%	88%	87%	1%
Fuel Efficiency	0.97	0.96	(1)%	0.99	0.97	(2)%

Revenue Ton-Miles (Billions)
Merchandise	32.1	32.1	—%	63.3	63.4	—%
Coal	8.4	9.2	(9)%	16.0	18.0	(11)%
Intermodal	7.7	8.1	(5)%	15.3	15.8	(3)%
Total Revenue Ton-Miles	48.2	49.4	(2)%	94.6	97.2	(3)%

Total Gross Ton-Miles (Billions)	95.0	96.0	(1)%	186.4	189.4	(2)%

Safety
FRA Personal Injury Frequency Index (a)	1.07	1.05	(2)%	0.93	1.00	7%
FRA Train Accident Rate (a)	2.96	2.30	(29)%	2.85	2.80	(2)%
(a) These metrics do not include results from the network acquired from Pan Am. These metrics will be updated to include the Pan Am network results as data becomes available.

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Six Months Ended
(Dollars in millions)	Jun. 30, 2022	Jun. 30, 2021
Net Cash Provided by Operating Activities	$2,530	$2,399
Property Additions	(811)	(754)
Proceeds and Advances from Property Dispositions	29	227
Other Investing Activities (a)	n/a	(1)
Free Cash Flow (before payment of dividends)	$1,748	$1,871

(a) Effective first quarter 2022, the results of other investing activities will no longer be included in free cash flow. Prior year has not been restated as the change is immaterial.